Exhibit 99.1

Premier People,

Products and Services

NEWS RELEASE

Premcor Inc. 1700 East Putnam Suite 400 Old Greenwich, CT 06870 203-698-7500 203-698-7925 fax

PREMCOR ANNOUNCES RECORD SECOND QUARTER 2005 RESULTS,

MARKS FIFTH CONSECUTIVE QUARTER YEAR-OVER-YEAR OF MORE THAN 100% GROWTH, AND DECLARES THIRD QUARTER COMMON STOCK DIVIDEND

OLD GREENWICH, Connecticut, July 28, 2005—Premcor Inc. (NYSE: PCO) today reported net income from continuing operations (excluding special items) of $332.9 million, or $3.60 per share, for the second quarter ended June 30, 2005. These results compare to net income from continuing operations (excluding special items) of $140.1 million, or $1.61 per share, for the second quarter of 2004. Including the impact of special items and discontinued operations, Premcor reported net income of $329.4 million, or $3.57 per share, for the second quarter of 2005, compared to net income of $133.5 million, or $1.53 per share, for the second quarter of 2004.

For the six months ended June 30, 2005, Premcor reported net income from continuing operations (excluding special items) of $462.1 million, or $5.02 per share, compared to net income from continuing operations (excluding special items) of $192.9 million, or $2.37 per share, for the first six months of 2004. Including the impact of special items and discontinued operations, Premcor reported net income of $454.6 million, or $4.94 per share, for the six months ended June 30, 2005, compared to net income of $183.2 million, or $2.25 per share, for the first six months of 2004.

The company believes the special items shown below are not indicative of its core operating performance. The company’s board of directors typically excludes these in determining incentive compensation. A reconciliation of net income before special items and discontinued operations to the company’s net income reported in accordance with generally accepted accounting principles is as follows (in millions, except per share amounts, unaudited):

	For the quarter ended June 30,
	2005		2004
	Net Income	Per Share	Net Income	Per Share
Net income from continuing operations, excluding special items	$332.9	$3.60	$140.1	$1.61
Special items:
Refinery restructuring and other charges, net of $0.2 and $1.8 tax benefit (1)	(0.4)	—	(2.9)	(0.03)
Loss on extinguishment of debt, net of nil and $1.4 tax benefit (2)	—	—	(2.2)	(0.03)

Net income from continuing operations	332.5	3.60	135.0	1.55
Net loss from discontinued operations	(3.1)	(0.03)	(1.5)	(0.02)

Net income available to common stockholders	$329.4	$3.57	$133.5	$1.53

(1)	Second quarter of 2005 included a pretax charge totaling $0.6 million associated with litigation and environmental matters at closed refineries. Second quarter of 2004 included a pretax charge totaling $4.7 million, consisting of $3.3 million related to the planned relocation of the company’s St. Louis general office to its Connecticut headquarters and $1.4 million related to non-operating assets.
(2)	Second quarter of 2004 included a $3.6 million pretax loss on the early retirement of debt.

	For the six months ended June 30,
	2005		2004
	Net Income	Per Share	Net Income	Per Share
Net income from continuing operations, excluding special items	$462.1	$5.02	$192.9	$2.37
Special items:
Refinery restructuring and other charges, net of $1.8 and $3.6 tax benefit (1)	(2.9)	(0.03)	(5.7)	(0.07)
Loss on extinguishment of debt, net of nil and $1.4 tax benefit (2)	—	—	(2.2)	(0.03)

Net income from continuing operations	459.2	4.99	185.0	2.27
Net loss from discontinued operations	(4.6)	(0.05)	(1.8)	(0.02)

Net income available to common stockholders	$454.6	$4.94	$183.2	$2.25

(1)	Six months of 2005 included a pretax charge totaling $4.7 million associated with litigation and environmental matters at closed refineries. Six months of 2004 included a pretax charge totaling $9.3 million, consisting of $7.3 million related to the planned relocation of the company’s St. Louis general office to its Connecticut headquarters and $2.0 million related to non-operating assets.
(2)	Six months of 2004 included a $3.6 million pretax loss on the early retirement of debt.

Commenting on second quarter results, Jefferson F. Allen, Premcor’s Chief Executive Officer, said, “Premcor benefited from strong refining margins and the continued wide differentials between light-sweet and heavy-sour crude oil prices during the second quarter. High product prices, relatively inexpensive heavy-sour crude oil, and high utilization rates at our refineries resulted in our record quarterly earnings of $3.60 per share. Despite the increase in WTI crude oil prices to over $60 per barrel and a commensurate rise in oil product prices, worldwide demand for light products continues to grow year-over-year. Our Port Arthur and Delaware City refineries benefited from the availability of a wide selection of inexpensive heavy, high-sulfur crude oils. In addition, on the product side of the equation, we benefited from the continued robust gasoline market and strong distillate market during the second quarter. High diesel prices are the result of tight supplies and rising demand for diesel around the world. The growth in our earnings per share of over 100% from the second quarter of last year reflects these strong margins, the wide crude oil price differentials, a full three months of the Delaware City refinery operations, and, of course, the continued safe and reliable operations of our refineries. This marks the fifth quarter in a row year-over-year, of more than 100% growth.

“Our results for the quarter directly reflect the high throughput rates that our refineries achieved during the period. With the exception of our Memphis refinery, all of our refineries were able to run above plan rates due to improved operations and excellent reliability. Results at Memphis were limited by the completion of repairs to its continuous catalytic reformer early in the quarter and its fluid catalytic cracker late in the quarter. “

Commenting on the company’s balance sheet, Allen said, “Premcor’s financial position has strengthened dramatically. Our debt-to-capitalization ratio at June 30 was approximately 41 percent. During the quarter, we also entered into a new $260 million cash-backed credit facility to support our letter of credit and liquidity needs. With the new credit facility in place, we ended the quarter with approximately $1.4 billion in cash and $520 million of available credit under our $1 billion primary bank facility. We have ample liquidity, and will fund the remainder of our 2005 capital program with cash on hand and available cash flows from operations as previously expected.”

Regarding the outlook for third quarter, Allen said, “The market to-date is off to an excellent start, with margins remaining strong and while there has been a drop in the Arab Medium price differential, the Mexican Maya price differential has been higher than during the second quarter. Premcor’s results will continue to be positively impacted by our ability to capture the benefit of processing the cheaper heavy, high-sulfur crude oils at our Port Arthur and Delaware City refineries. In addition, demand for light products continues to be strong as we progress through the peak driving season and is reflected in a Gulf Coast 2-1-1 crack spread of $8.95, a Chicago 3-2-1 crack spread of $10.79 and a NYH RFG 3-2-1 crack spread of $12.92 for the month of July to-date.”

Concerning operations, Allen said, “With the exception of the Delaware City coker and hydrocracker turnarounds beginning the last week of September, we have no major scheduled maintenance at our refineries during the third or fourth quarters. The turnaround at the Delaware City refinery is estimated to last 40-45 days. Throughput rates, including intermediate feedstocks, for the third quarter should average approximately as follows: Port Arthur at 255,000 to 265,000 bpd; Lima at 145,000 to 155,000 bpd; Memphis at 140,000 to 150,000 bpd; and Delaware City at 180,000 to 190,000 bpd.”

On the pending acquisition of Premcor by Valero, Allen commented, “Consummation of the merger is subject to the customary conditions, including approval of the Premcor stockholders and the expiration or termination of the Hart-Scott-Rodino waiting period. A special meeting will be held on August 30, 2005 for Premcor stockholders of record as of July 8, 2005, to vote on adopting the Agreement and Plan of Merger. On June 27, 2005, the Federal Trade Commission issued a request for additional information pursuant to the Hart-Scott-Rodino Act. We are complying with this request. The transaction is expected to close in the third quarter of 2005, and we anticipate a smooth transition.”

Premcor also announced today that its board of directors has declared a dividend of $.02 per share payable on September 15 to shareholders of record on August 29.

The company’s regular quarterly conference call concerning the quarter’s results will be webcast live today at 10:00 a.m. Eastern Time on the Investor Relations section of the Premcor Inc. website at www.premcor.com.

Premcor Inc. is one of the largest independent petroleum refiners and marketers of unbranded transportation fuels and heating oil in the United States.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including the company’s current expectations with respect to future market conditions, future operating results, the future performance of its refinery operations, and other plans. Words such as “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” “may,” “will,” “should,” “shall,” and similar expressions typically identify such forward-looking statements. Even though Premcor believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from expectations include, but are not limited to, operational difficulties, varying market conditions, potential changes in gasoline, crude oil, distillate, and other commodity prices, government regulations, and other factors contained from time to time in the reports filed with the Securities and Exchange Commission by the company and its subsidiary, The Premcor Refining Group Inc., including quarterly reports on Form 10-Q, current reports on Form 8-K, and annual reports on Form 10-K.

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Contacts:

Premcor Inc.

Karyn Ovelmen, (203) 698-5669 (Media/Investors)

Colin Murray, (203) 698-5921 (Investors)

Premcor Inc. and Subsidiaries

Earnings Release

	Three months ended June 30,		Six months ended June 30,
(in millions except per share amounts, unaudited)	2005	2004	2005	2004
Net sales and operating revenues	$5,308.5	$3,573.7	$9,472.8	$6,125.4
Cost of sales	4,402.2	3,034.7	8,018.0	5,269.2

Gross margin	906.3	539.0	1,454.8	856.2
Operating expenses	265.4	197.5	502.7	344.5
General and administrative expenses	65.2	43.2	107.0	65.7
Depreciation and amortization	43.0	36.8	89.3	70.9
Restructuring and other charges	0.6	4.7	4.7	9.3

Operating income	532.1	256.8	751.1	365.8
Interest and finance expense, net	(21.5)	(33.7)	(48.4)	(63.3)
Loss on extinguishment of debt	—	(3.6)	—	(3.6)
Income tax provision	(178.1)	(84.5)	(243.5)	(113.9)

Income from continuing operations	332.5	135.0	459.2	185.0
Loss from discontinued operations, net of tax	(3.1)	(1.5)	(4.6)	(1.8)

Net income	$329.4	$133.5	$454.6	$183.2

Net income per common share (fully-diluted):
Income from continuing operations	$3.60	$1.55	$4.99	$2.27
Discontinued operations	(0.03)	(0.02)	(0.05)	(0.02)

Net income	$3.57	$1.53	$4.94	$2.25

Diluted weighted average common shares outstanding (in millions)	92.3	87.3	92.1	81.5

Summarized Financial Information

	June 30, 2005	December 31, 2004
Cash and short-term investments:
Premcor Inc.	$346.2	$143.1
Premcor USA Inc.	1.9	1.0
The Premcor Refining Group Inc.	994.8	609.2

Consolidated cash and short-term investments	1,342.9	753.3
Restricted cash and cash equivalents	75.4	69.1
Total assets	6,656.1	5,689.6
Long-term debt, including current maturities:
Premcor USA Inc.	9.7	10.0
The Premcor Refining Group Inc.	1,803.2	1,817.5

Consolidated long-term debt	1,812.9	1,827.5
Total common stockholders’ equity	2,596.8	2,134.4

	Six months ended June 30,
	2005	2004
Net cash provided by operating activities	1,038.9	298.8
Net cash used in investing activities	(593.1)	(1,037.2)
Net cash (used in) provided by financing activities	(15.1)	863.0

Premcor Inc. and Subsidiaries

Earnings Release

	Three months ended June 30,			Six months ended June 30,
(unaudited)	2005	2004		2005	2004
Selected Volumetric and Per Barrel Data

Total production (Mbbls per day)	756.8	649.1		695.1	567.6

Total crude throughput (Mbbls per day):
Port Arthur	255.6	213.6		204.8	210.3
Lima	150.5	127.5		142.2	116.9
Memphis	125.3	140.5		125.6	141.9
Delaware City (1)	174.0	112.5		164.0	56.3

Total crude throughput (Mbbls per day)	705.4	594.1		636.6	525.4

Total throughput (Mbbls per day):
Port Arthur	263.5	236.5		223.7	225.8
Lima	152.4	125.9		143.4	116.0
Memphis	132.5	157.1		133.7	154.7
Delaware City (1)	192.4	117.3		182.3	58.7

Total throughput (Mbbls per day)	740.8	636.8		683.1	555.2

Total throughput (millions of barrels)	67.4	57.9		123.6	101.0

Gross margin (per barrel of total throughput):*	$13.45	$9.30		$11.77	$8.47

Port Arthur	18.28	11.15		16.57	10.62
Lima	9.02	7.41		7.66	6.32
Memphis	8.98	7.48		7.96	6.54
Delaware City***	11.17	11.87		10.54	11.87

Operating expenses (per barrel of total throughput):*	$3.94	$3.41		$4.07	$3.41

Port Arthur	4.27	3.94		4.59	4.01
Lima	2.46	2.51		2.62	2.85
Memphis	3.38	2.44		3.21	2.52
Delaware City***	5.02	4.59		5.17	4.59

Market Indicators (dollars per barrel)

West Texas Intermediate, or “WTI” (sweet)	$53.17	$38.31		$51.48	$36.78
Industry Refining Margins:**
Gulf Coast 2/1/1	9.60	7.18		8.08	6.28
Chicago 3/2/1	10.50	10.85		8.68	8.91
NYH RFG 3/2/1	10.42	11.61	***	8.21	11.61	***
Crude Oil Price Differentials:
WTI less Maya (heavy sour)	13.11	8.73		15.10	9.05
WTI less Arab Medium	8.12	5.90	***	8.80	5.90	***
WTI less Dated Brent (foreign)	1.55	2.97		1.92	3.12
Natural Gas (per mmbtu)	6.85	6.00		6.50	5.70

*	The Company manages its refinery business, including feedstock acquisition and product marketing, on an integrated basis, however for analytical purposes the business results shown here have been allocated to the individual refineries. Since crude oil is often purchased and priced well in advance of the time that it is consumed and the value of refinery production can be fixed before or after it is produced, our actual results may significantly vary from those that would be determined with reference to benchmark market indicators. We manage this price risk on a total Company basis and may purchase futures contracts that correspond volumetrically with all or a portion of our fixed price purchase and sale commitments. As a result, the individual refinery realized gross margins presented here do not reflect the results that would be reported if separately accounted for in accordance with GAAP. The Company believes that this individual refinery information is helpful in understanding our overall operating results.
**	Per barrel margin indicator for the conversion of crude oil into finished products. The first number represents the number of barrels of West Texas Intermediate crude oil, priced at Cushing, Oklahoma. The second and third numbers represent the number of barrels of gasoline, conventional unless otherwise stated, and high sulfur diesel fuel produced, priced in their respective regional market.
***	Represents an average since May 1, 2004.
(1)	We acquired the Delaware City refinery effective May 1, 2004 and the throughput for the three and six months ended June 30, 2004 relected 61 days of operations over that period. Total throughput was 175,100 bpd during the 61 days of operations in 2004.